Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is being entered into as of May 11, 2006, between BIOSITE INCORPORATED (“Biosite”), on the one hand, and BECKMAN COULTER, INC. (together with its subsidiaries and affiliates, “Beckman Coulter”), on the other hand.

In order to facilitate the consideration and negotiation of a possible strategic transaction involving Biosite and Beckman Coulter (referred to collectively as the “Parties” and individually as a “Party”) separate from the ongoing business relationship between the Parties, each Party has requested access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient.”) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Definitions. For purposes of this Agreement:

(a) a Party’s “Representatives” will be deemed to include each Person that is or becomes: (i) a subsidiary or other affiliate of such Party; or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates.

(b) the term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

2. Confidential Information. For purposes of this Agreement, each Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of the Recipient or any of the Recipient’s Representatives without reliance on the information received from Provider or any of the Provider’s Representatives hereunder, as evidenced by written records.

3. Limitations on Use and Disclosure of Confidential Information. Subject to section 5 below, neither the Recipient nor any of the Recipient’s Representatives will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information, except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between the Parties; or

(b) disclose any of the Provider’s Confidential Information to any other Person.

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will (at its own expense) take all actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

4. No Representations by Provider. The Representatives of each Provider will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of

the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

5. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in section 3 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) subject to section 5(b) below, the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative: (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible negotiated transaction between the Parties; and (B) has been informed of the obligations set forth in this Agreement and has agreed to abide and be bound by the provisions hereof; and

(iii) subject to section 5(c) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation or by subpoena or other valid legal process.

(b) If the Provider delivers to the Recipient a written notice stating that certain Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in section 5(a)(ii) above, the Recipient shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required by applicable law or governmental regulation or by subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will promptly provide the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will use reasonable efforts to cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose

Confidential Information of the Provider, and if the Recipient has been advised by its internal counsel or other reputable external legal counsel confirming that the disclosure of such Confidential Information is legally required, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

6. Return of Confidential Information. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any written materials of the type described in clause “(b)” of the first sentence of section 2 above, the Recipient may destroy such written materials and deliver to the Provider a certificate confirming their destruction. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this section 6, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

7. Standstill Provision. During the 18-month period commencing on the date of this Agreement (the “Standstill Period”), neither Beckman Coulter nor any entity controlling, controlled by or under common control with Beckman Coulter will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Biosite or any securities of any subsidiary or other affiliate of Biosite, (ii) any acquisition of any assets of Biosite or any assets of any subsidiary or other affiliate of Biosite, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Biosite or any subsidiary or other affiliate of Biosite, or involving any securities or assets of Biosite or any securities or assets of any subsidiary or other affiliate of Biosite, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Biosite;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Biosite;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Biosite;

(d) take any action that might require Biosite to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) request or propose that Biosite or any of Biosite’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 7.

In the event that Biosite enters into a definitive agreement with any other Person or entity involving a merger or sale of the majority of the outstanding securities or assets of Biosite to a third party, following Biosite’s announcement of such definitive agreement Beckman Coulter shall be released from any and all of the restrictions and obligations contained in this paragraph; provided, however, that any such release shall not be deemed a waiver of any prior breach under this paragraph.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

8. Limitation on Soliciting Employees. During the 12-month period commencing on the date of this Agreement, Beckman Coulter will not permit any of its Representatives or any subsidiary or affiliate thereof who is or becomes aware of the consideration or negotiation of a possible transaction between the Parties to solicit for employment with such Party or any of its subsidiaries or affiliates any Specified Employee (as defined below) of Biosite; provided, however, that this section 8 will not prevent Beckman Coulter or any of its Representatives or any subsidiary or affiliate thereof from: (a) causing to be placed any general advertisement or similar public notice that is not targeted specifically at employees of Biosite or its subsidiaries or affiliates; or (b) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of Beckman Coulter, or soliciting the employment of any Specified Employee of Biosite or any of its subsidiary or affiliates who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of Biosite or its subsidiaries or affiliates. For purposes of this section 8, a person shall be deemed to be a “Specified Employee” of Biosite if: (i) such person is employed by Biosite or by any subsidiary or affiliate of Biosite on the date of this Agreement or becomes employed by Biosite or by any subsidiary or affiliate of Biosite during the period in which such Party is continuing to negotiate a possible transaction with the other Party; and (ii) such person’s employment shall not have been involuntarily terminated by Biosite or by a subsidiary or affiliate of Biosite.

9. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving such Party and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

10. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provisions being waived or amended.

11. Remedies. Each Party shall indemnify and hold harmless the other Party and the other Party’s Representatives against and from, and shall compensate and reimburse the other Party and the other Party’s Representatives for, any damage, loss, claim, liability or expense (including legal fees and the cost of enforcing the other Party’s rights under this Agreement) arising out of or resulting from any unauthorized use or disclosure of any of the other Party’s Confidential Information or any other breach of this Agreement by such Party or any of its Representatives. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

12. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth below the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party: (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of California, and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

13. Miscellaneous.

(a) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(b) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(c) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(d) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(e) This agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof. However, for the avoidance of doubt, the Parties mutually acknowledge and agree that this Agreement shall not modify, amend, terminate or supersede any obligation of either Party under any prior agreement to preserve the confidentiality of non-public information of the other Party that is disclosed for purposes unrelated to the consideration or negotiation of a strategic transaction involving the parties, including without limitation any obligations arising out of that certain Confidentiality Agreement effective October 9, 2003, the Mutual Confidential Disclosure Agreement dated as of January 7, 2003, the Confidentiality Agreement effective October 15, 2002, and the Confidentiality Agreement effective June 14, 2001, the BNP Assay Development, Manufacture and Supply Agreement effective June 24, 2003, as amended, and the Stroke Assay Development, Manufacture and Supply Agreement dated as of June 24, 2003 (collectively, the “Pre-Existing Agreements”). Any disclosures of non-public information for purposes unrelated to the consideration or negotiation of a strategic transaction between the Parties shall continue to be subject to the applicable Pre-Existing Agreement in accordance with its terms.

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IN WITNESS WHEREOF, the parties have caused this CONFIDENTIALITY AGREEMENT to be executed as of the date first written above.

BIOSITE INCORPORATED		BECKMAN COULTER, INC.

By:	/s/ Kim D. Blickenstaff	By:	/s/ Arnold A. Pinkston

Name:	Kim D. Blickenstaff	Name:	Arnold A. Pinkston

Title:	Chairman & CEO	Title:	Senior Vice President & General Counsel

Address: 9975 Summers Ridge Road San Diego, CA 92121		Address: 4300 N. Harbor Blvd. Fullerton, CA 92835